SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549

                                   FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                        Commission File Number   0-10809
                                                               ________________

                        Hornbeck Offshore Services, Inc.
_______________________________________________________________________________
             (Exact name of registrant as specified in its charter)

            7707  Harborside Drive, Galveston, Texas 77554  (409) 744-9500
_______________________________________________________________________________
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Common Stock, $.10 par value per share
_______________________________________________________________________________
                (Title of each class of securities covered by this Form)

                                         None
_______________________________________________________________________________
        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)      [ X ]     Rule 12h-3(b)(1)(ii)    [    ]
          Rule 12g-4(a)(1)(ii)    [    ]     Rule 12h-3(b)(2)(i)     [    ]
          Rule 12g-4(a)(2)(i)     [    ]     Rule 12h-3(b)(2)(ii)    [    ]
          Rule 12g-4(a)(2)(ii)    [    ]     Rule 15d-6              [    ]
          Rule 12h-3(b)(1)(i)     [    ]

Approximate number of holders of record as of the certification or notice date:

                 One - through merger with Tidewater Expansion, Inc.,
           Hornbeck has become a wholly-owned subsidiary of Tidewater Inc.
_______________________________________________________________________________

       Pursuant to the requirements of the Securities Exchange Act of 1934, Tidewater Expansion, Inc., successor to Hornbeck Offshore Services, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        TIDEWATER EXPANSION, INC.

DATE: March 28, 1996                    BY: ___________________________________

                                            Name:
                                                 ______________________________

                                             Title:
                                                   ____________________________


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities
Exchange  Act  of  1934.   The  registrant  shall  file with  the
Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.